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Exhibit 99

Contact:                                             For Immediate Release
Carol Jones & Lewis Foulke
First Washington FinancialCorp
(609) 426-1000

                         First Washington FinancialCorp
                      Reports Record Third Quarter Earnings

(Windsor, N.J., October 21, 2002) -- First Washington FinancialCorp (OTCBB:
"FWFC"), parent company of First Washington State Bank announced record third quarter financial results.

For the quarter ended September 30, 2002, the Company reported net income of $1.2 million, a 65.2% increase, when compared to $726.5 thousand reported for the same period last year. Net income was $0.36 per basic and diluted share, an increase of 50.0% when compared with the $0.24 per basic and diluted share reported for the third quarter of 2001. Per share figures have been restated for the 5% stock dividend paid in the fourth quarter of 2001 and the 10% stock dividend declared in the third quarter of 2002.

Net income was $3.1 million for the nine months ended September 30, 2002. This represents an increase of $1.1 million or 55.0% when compared with net income of $2.0 million on September 30, 2001. Net income was $0.97 per basic share and $0.95 per diluted share for the nine-month period ending September 30, 2002. This reflects an increase of 44.8% and 48.4%, respectively, over the $0.67 per basic share and $0.64 per diluted share reported for the first nine months of 2001.

Total assets at September 30, 2002 increased to $360.8 million, a 16.7% or $51.5 million increase, over total assets at September 30, 2001. Total loans increased $3.4 million, or 1.9%, to $183.1 million and total deposits increased $40.4 million, or 14.8%, to $312.5 million compared to September 30, 2001.

"I am pleased with our third quarter financials," said Mr. C. Herbert Schneider, President & CEO. "Despite the economy and narrowing interest margins, we were able to continue our pattern of impressive year-over-year growth in assets and earnings."

First Washington FinancialCorp is the owner of First Washington State Bank. First Washington State Bank maintains headquarters in Windsor, New Jersey. The Bank has 12 branch offices located in Mercer, Monmouth and Ocean Counties and plans to open a full service branch office, mid-2003, in Marlboro, New Jersey. In addition, the Company, through the Bank, is a joint venture partner in Windsor Title Agency, LP, a general title agency located in Lakewood, New Jersey. For more information on First Washington State Bank call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.


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